EXHIBIT 99.1
                Filene's Basement Press Release

     40 Walnut Street, Wellesley, MA 02481 (617) 348-7100

FOR IMMEDIATE RELEASE

     Date:          August 23, 1999
     Contact:  Steven R. Siegel, Executive VP/CFO
               Telephone:     (617) 348-7100
               Facsimile:     (617) 348-7130

               The MWW Group
               Public Relations - Tel. (201 507-9500
               Carreen Winters (cwinters@mww.com)

 FILENE'S BASEMENT FILES VOLUNTARY PETITION UNDER CHAPTER 11 OF
                  UNITED STATES BANKRUPTCY CODE

 Company Aims to Restructure Core Business, Accelerate Growth of
                             Aisle 3
                      Weekend-Only Concept

Wellesley, MA., August 23, 1999 - Filene's Basement Corp (Nasdaq:BSMT) announced today that the company has filed a voluntary petition with the United States District Court in Boston, Massachusetts seeking relief under Chapter 11 of the U.S. Bankruptcy code. The company cited a lack of trade support and interruption in inventory deliveries as a primary factor for the
filing.   During  the  reorganization process  the  Company  will
continue to operate its business, which includes both Filene's Basement and Aisle 3 stores, under court protection from its creditors while developing a plan of reorganization.

Filene's Basement also announced that it has secured a commitment for $135 million in DIP financing from General Electric Capital Corporation and Paragon Capital LLC, subject to bankruptcy court approval. The Company believes that this financing package will provide sufficient funding to normalize inventory levels and ensure a timely flow of merchandise throughout the reorganization process.

"Despite our recently announced financing package, we continued to experience difficulty in securing trade support, which resulted in less than adequate merchandise delivery and negatively impacted sales. With our store inventory below optimal levels, we determined it was in the best interest of all of our stakeholders to file for Chapter 11 in order to ensure strong inventory positions prior to the holiday selling season while providing the Basement with sufficient time and resources to effectively restructure the business and position ourselves for long-term success," said Sam Gerson, Chairman and CEO of Filene's Basement. "We have begun a complete review of all areas of our operations to leverage our core strengths while establishing opportunities to improve efficiency and enhance the company's performance in order to return the Basement to its historical levels of prominence."

Prior to the filing, Filene's Basement began implementing strategies to improve merchandising, operations and enhance financial performance, including a reduction of headquarters staff by 15%. The Company's Aisle 3 weekend only concept, which currently operates in four locations, is showing strong signs of success and the Company plans to open 4 additional stores over the next 2 months

"The company has a long-standing tradition as one of the strongest retail brands out there, and our customers equate the Basement with terrific fashion at the sharpest prices," added
Gerson.

"We must work to deliver on that promise, every day, in every store, while fueling the growth of our Aisle 3 concept which we believe meets the lifestyle needs of a broad range of consumers and will be a strong contributor to our future."

The Company's bankruptcy counsel is Hale & Dorr.

Filene's Basement operates 51 traditional Filene's Basement stores and four Aisle 3 weekend warehouse stores, primarily in the Northeast and Midwest. Filene's Basement corp., operates stores that offer focused, quality, branded assortments of men's and women's apparel, at prices generally 20-50% below department and specialty store regular prices.